Exhibit 99.1

The Habit Restaurants, Inc. Announces Third Quarter 2019 Financial Results

IRVINE, CA, October 30, 2019 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), today announced financial results for its third quarter ended September 24, 2019.

Highlights for the third quarter ended September 24, 2019 include:

•	Total revenue increased 12.1% to $117.3 million, compared to $104.6 million in the third quarter of 2018.
•	Company-operated comparable restaurant sales increased 3.1%, compared to the third quarter of 2018.
•	Net income was $1.0 million, or $0.05 per diluted weighted average share, compared to net loss of $0.6 million, or $(0.03) per diluted weighted average share, in the third quarter of 2018.
•

Adjusted fully distributed pro forma net income(1) was $1.6 million, or $0.06 per fully distributed weighted average share, compared to net income of $1.4 million, or $0.05 per fully distributed weighted average share, for the third quarter of 2018.

•	Adjusted EBITDA(1) was $10.6 million, compared to $9.6 million for the third quarter of 2018.
•

The Company opened six company-operated restaurants and closed three company-operated restaurants in the Orlando, Florida market during the third quarter of 2019. As of September 24, 2019, the Company had 237 company-operated locations and 28 franchised/licensed locations (excluding eight licensed locations in Santa Barbara County, California from which the Company is not entitled to royalties) for a system-wide total of 265 locations.

(1)

Adjusted fully distributed pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures,” included herein.

“We’re pleased to report strong results this quarter, which included our sixth consecutive quarter of company-operated comparable restaurant sales growth, at 3.1%.  We also continued to make progress on our mission to be a total access brand to our customers. Our total number of drive-thrus reached 51 during the quarter, we also installed self-ordering kiosks in our 20th restaurant, and saw our mobile app downloads and usage increase dramatically in the third quarter,” said Russ Bendel, President and Chief Executive Officer of The Habit. “During the quarter we opened six new company-operated locations, including four drive-thru locations and continue to look to open 21 company-operated locations in 2019.  For 2020 we expect to open a total of 29 to 35 locations, which would include 12 to 15 franchise locations, more than doubling our expected franchise openings in 2019.”

Third Quarter 2019 Financial Results Compared to Third Quarter 2018

Total revenue was $117.3 million in the third quarter of 2019, compared to $104.6 million in the third quarter of 2018.

Company-operated comparable restaurant sales increased 3.1% for the quarter ended September 24, 2019. The increase in company-operated comparable restaurant sales was driven primarily by a 5.8% increase in average transaction amount, partially offset by a 2.7% decrease in transactions.

Net income for the third quarter of 2019 was $1.0 million, or $0.05 per diluted weighted average share, compared to net loss of $0.6 million, or $(0.03) per diluted weighted average share, in the third quarter of 2018.

Adjusted fully distributed pro forma net income in the third quarter of 2019 was $1.6 million, or $0.06 per fully distributed weighted average share, compared to net income of $1.4 million, or $0.05 per fully distributed weighted average share, in the third quarter of 2018. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

2019 Outlook

The Company currently anticipates the following for its fiscal year 2019:

•	Total revenue between $463.0 million to $465.0 million;
•	Company-operated comparable restaurant sales growth of approximately 3.0% to 3.5%;
•	The opening of 21 company-operated restaurants and six franchised/licensed restaurants;
•	Restaurant contribution margin of 16.5% to 16.8%, which includes a (0.3)% unfavorable impact related to the change in lease accounting;
•	General and administrative expenses of $43.5 million to $44.0 million;
•	Depreciation and amortization expense of approximately $28.5 million;
•	Capital expenditures of $33.0 million to $35.0 million; and
•

An effective pro forma tax rate of approximately 28.5% to 29.0%, which assumes the conversion of all common units of The Habit Restaurants, LLC for shares of the Company’s Class A common stock (and cancellation of corresponding shares of Class B common stock), which would eliminate the non-controlling interests.

Conference Call

The Company will host a conference call to discuss financial results for the third quarter 2019 today at 4:30 PM Eastern Time. Russ Bendel, President and Chief Executive Officer, and Ira Fils, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (631) 891-4304. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10007795. The replay will be available until Wednesday, November 6, 2019. The conference call will also be webcast live from the Company’s corporate website at ir.habitburger.com under the “Events” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations. We operate on a 4-4-5 calendar, each accounting period will consist of either four or five weeks with the exception of a 53-week year, where the last period contains six weeks.

Average Unit Volumes (AUVs) are calculated by dividing revenue for the trailing 52-week period for all company-operated restaurants that have operated for 12 full accounting periods by the total number of restaurants open for such period.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock), which results in the elimination of non-controlling interests in The Habit Restaurants, LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit, before non-recurring items and the effects of non-controlling interests in The Habit Restaurants, LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, we believe provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interests as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

Adjusted fully distributed pro forma net income per fully distributed weighted average share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock (and cancellation of corresponding shares of our Class B common stock).

EBITDA, a non-GAAP measure, represents net income before interest expense, net, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, represents EBITDA plus pre-opening costs, stock-based compensation, loss on disposal of assets, Tax Receivable Agreement liability adjustment, and other non-recurring items.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was recently named Best Regional Fast Food in USA Today’s 2019 Best Readers’ Choice Awards. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 265 restaurants, including locations in 13 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington, Maryland, Pennsylvania, North Carolina and South Carolina, as well as six international locations.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our annual report on Form 10-K for the year ended December 25, 2018, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and others are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those discussed above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, when analyzing the Company’s operating performance, investors should not consider adjusted earnings per fully distributed weighted average share or adjusted fully distributed pro forma net income in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Consolidated Statement of Operations Data (unaudited):

Our operating results are presented as a percentage of total revenue, with the exception of restaurant operating costs, depreciation and amortization expense, pre-opening costs, asset impairment and restaurant closure charges and loss on disposal of assets, which are presented as a percentage of restaurant revenue.

	13 Weeks Ended				39 Weeks Ended
(amounts in thousands except share and per share data)	September 24, 2019		September 25, 2018		September 24, 2019		September 25, 2018
Revenue
Restaurant revenue	$116,756	99.5%	$104,124	99.5%	$341,498	99.4%	$297,574	99.4%
Franchise/license revenue	547	0.5%	515	0.5%	1,907	0.6%	1,865	0.6%
Total revenue	117,303	100.0%	104,639	100.0%	343,405	100.0%	299,439	100.0%
Operating expenses
Restaurant operating costs (excluding depreciation and amortization)
Food and paper costs	35,098	30.1%	30,992	29.8%	102,491	30.0%	89,524	30.1%
Labor and related expenses	38,572	33.0%	35,133	33.7%	114,873	33.6%	101,122	34.0%
Occupancy and other operating expenses	23,400	20.0%	19,436	18.7%	67,107	19.7%	53,174	17.9%
General and administrative expenses	10,462	8.9%	9,843	9.4%	31,130	9.1%	28,590	9.5%
Exchange related expenses	—	—	—	—	—	—	130	0.0%
Depreciation and amortization expense	7,082	6.1%	6,348	6.1%	20,546	6.0%	17,952	6.0%
Pre-opening costs	465	0.4%	658	0.6%	1,777	0.5%	2,384	0.8%
Asset impairment and restaurant closure charges	606	0.5%	3,082	3.0%	606	0.2%	3,082	1.0%
Loss on disposal of assets	65	0.1%	46	0.0%	161	0.0%	59	0.0%
Total operating expenses	115,750	98.7%	105,538	100.9%	338,691	98.6%	296,017	98.9%
Income (loss) from operations	1,553	1.3%	(899)	(0.9)%	4,714	1.4%	3,422	1.1%
Other (income) expense
Tax Receivable Agreement liability adjustment	394	0.3%	—	—	394	0.1%	1,473	0.5%
Interest (income) expense, net	(79)	(0.1)%	272	0.3%	(178)	(0.1)%	749	0.3%
Income (loss) before income taxes	1,238	1.1%	(1,171)	(1.1)%	4,498	1.3%	1,200	0.4%
Provision (benefit) for income taxes	(127)	(0.1)%	(307)	(0.3)%	684	0.2%	(1,454)	(0.5)%
Net income (loss)	1,365	1.2%	(864)	(0.8)%	3,814	1.1%	2,654	0.9%
Less: (net income) loss attributable to non-controlling interests	(327)	(0.3)%	244	0.2%	(980)	(0.3)%	(563)	(0.2)%
Net income (loss) attributable to The Habit Restaurants, Inc.	$1,038	0.9%	$(620)	(0.6)%	$2,834	0.8%	$2,091	0.7%
Net income (loss) attributable to The Habit Restaurants, Inc. per share Class A common stock:
Basic	$0.05		$(0.03)		$0.14		$0.10
Diluted	$0.05		$(0.03)		$0.14		$0.10
Weighted average shares of Class A common stock outstanding:
Basic	20,756,782		20,552,532		20,724,105		20,498,945
Diluted	20,772,041		20,552,532		20,769,178		20,577,722

Selected Balance Sheet and Selected Operating Data (unaudited):

Balance Sheet Data	September 24, 2019	December 25, 2018
(dollar amounts in thousands)
Balance Sheet Data-Consolidated (at period end):
Cash and cash equivalents	$37,011	$24,519
Restricted cash	270	375
Property and equipment, net(a)	149,856	160,746
Total assets	471,416	312,606
Total debt(b)	—	19,804
Total stockholders' equity	156,049	149,994

(a)

Property and equipment, net consists of property owned or leased, net of accumulated depreciation and amortization. With the adoption of ASC 842 Leases in the beginning of the first quarter of fiscal year 2019, the company derecognized $18.6 million for buildings that the company previously deemed itself to be the owner of under build to suit accounting guidance in ASC 840 Leases.

(b)	Total debt consists of deemed landlord financing. This debt was derecognized with the adoption of ASC 842 Leases in the beginning of the first quarter of fiscal year 2019.

	13 Weeks Ended
Selected Operating Data	September 24, 2019	September 25, 2018
Other Operating Data:
Total restaurants at end of period	265	242
Company-operated restaurants at end of period	237	219
Company-operated comparable restaurant sales(a)	3.1%	3.6%
Company-operated average unit volumes	$1,890	$1,876

	39 Weeks Ended
Selected Operating Data	September 24, 2019	September 25, 2018
Other Operating Data:
Company-operated comparable restaurant sales(a)	3.4%	1.2%

(a)

Company-operated comparable restaurant sales reflect the change in year-over-year sales for the company-operated comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

The following table includes a reconciliation of net income to adjusted EBITDA:

	13 Weeks Ended		39 Weeks Ended
Adjusted EBITDA Reconciliation	September 24, 2019	September 25, 2018	September 24, 2019	September 25, 2018
(amounts in thousands)
Net income (loss)	$1,365	$(864)	$3,814	$2,654
Non-GAAP adjustments:
Provision (benefit) for income taxes	(127)	(307)	684	(1,454)
Interest (income) expense, net	(79)	272	(178)	749
Depreciation and amortization	7,082	6,348	20,546	17,952
EBITDA	8,241	5,449	24,866	19,901
Stock-based compensation expense(a)	795	687	2,440	2,025
Loss on disposal of assets(b)	65	46	161	59
Pre-opening costs(c)	465	658	1,777	2,384
Asset impairment and restaurant closure charges(d)	606	3,082	606	3,082
Tax Receivable Agreement liability adjustment(e)	394	—	394	1,473
Exchange related expenses(f)	—	—	—	130
Build to suit accounting under ASC 840(g)	—	(307)	—	(841)
Franchise revenue for terminated agreements(h)	—	—	(90)	(501)
Adjusted EBITDA	$10,566	$9,615	$30,154	$27,712

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacements or write-off of leasehold improvements or equipment.
(c)

Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include net occupancy costs incurred between the date of possession and opening date of our restaurants.

(d)

Includes costs related to impairment of long-lived assets at the restaurant level and costs related to closed restaurants. During the 13 weeks ended September 24, 2019, the Company closed three restaurants in the Orlando, Florida market and also decided not to move forward with the development of a restaurant in the same market. The Company recorded restaurant closure charges of $0.6 million during the quarter ended September 24, 2019, consisting primarily of lease termination costs, rent expense related to the closed restaurants, severance and other direct costs related to the closed restaurants. The three closed restaurants had previously been impaired during the 13 weeks ended September 25, 2018, as the Company determined that the carrying value of the three restaurants in the Orlando, Florida market were not recoverable, and as a result, recorded impairment expense of $3.1 million.

(e)

In connection with our initial public offering (“IPO”) of shares of Class A common stock that occurred in fiscal year 2014, we entered into a tax receivable agreement (“TRA”). This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. This category includes adjustments associated with revisions to the expected TRA liability as a result of updated estimated future tax savings at the federal, state and local level.

(f)

This category includes costs associated with the exchanges of common units of The Habit Restaurants, LLC (“LLC Units”) for shares of Class A common stock by members of The Habit Restaurants, LLC (the “Continuing LLC Owners”) pursuant to its Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”).

(g)

Represents amounts associated with leases where the Company had previously determined that it was the accounting owner of under build to suit lease guidance contained in ASC 840. With the adoption of ASC 842 Leases in the beginning of the first quarter of fiscal year 2019, these leases are now being accounted for as operating leases which results in an increase in occupancy and other operating expenses and a decrease in depreciation and amortization expense and interest expense, net. The prior period amount was adjusted to exclude the impact of build to suit leases.

(h)	This category includes franchise revenue that was recognized for terminated franchise agreements.

The following is a reconciliation of GAAP net income and net income per share to adjusted fully distributed pro forma net income and adjusted fully distributed pro forma net income per share:

	13 Weeks Ended		39 Weeks Ended
(dollar amounts in thousands)	September 24, 2019	September 25, 2018	September 24, 2019	September 25, 2018
Net income (loss)	$1,365	$(864)	$3,814	$2,654
Exchange related expenses(a)	—	—	—	130
Tax Receivable Agreement liability adjustment(b)	394	—	394	1,473
Franchise revenue for terminated agreements(c)	—	—	(90)	(501)
Asset impairment and restaurant closure charges(d)	606	3,082	606	3,082
Income tax (benefit) as reported	(127)	(307)	684	(1,454)
Fully distributed pro forma net income before income taxes	2,238	1,911	5,408	5,384
Income tax expense on fully distributed pro forma income before income taxes(e)	645	503	1,549	1,614
Adjusted fully distributed pro forma net income	$1,593	$1,408	$3,859	$3,770
Adjusted fully distributed pro forma net income per share of Class A common stock:
Basic	$0.06	$0.05	$0.15	$0.14
Diluted	$0.06	$0.05	$0.15	$0.14
Weighted average shares of Class A common stock outstanding used in computing adjusted fully distributed pro forma net income per share(f):
Basic	26,109,215	26,048,281	26,088,668	26,041,437
Diluted	26,124,474	26,267,327	26,133,741	26,120,214

(a)	This category includes costs associated with the exchanges of LLC Units for Class A common stock by the Continuing LLC Owners pursuant to the LLC Agreement.
(b)

In connection with our IPO, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. This category includes adjustments associated with revisions to the expected TRA liability as a result of updated estimated future tax savings at the federal, state and local level.

(c)	This category includes franchise revenue that was recognized for terminated franchise agreements.
(d)

Includes costs related to impairment of long-lived assets at the restaurant level and costs related to closed restaurants. During the 13 weeks ended September 24, 2019, the Company closed three restaurants in the Orlando, Florida market and also decided not to move forward with the development of a restaurant in the same market. The Company recorded restaurant closure charges of $0.6 million during the quarter ended September 24, 2019, consisting primarily of lease termination costs, rent expense related to the closed restaurants, severance and other direct costs related to the closed restaurants. The three closed restaurants had previously been impaired during the 13 weeks ended September 25, 2018, as the Company determined that the carrying value of the three restaurants in the Orlando, Florida market were not recoverable, and as a result, recorded impairment expense of $3.1 million.

(e)

Reflects income tax expense at an effective rate of 28.6% and 30.0% for the 39 weeks ended September 24, 2019 and September 25, 2018, respectively, on income before income taxes assuming the conversion of all outstanding LLC Units for shares of Class A common stock (with a corresponding cancellation of shares of our Class B common stock). The effective rate also excludes the impact of non-recurring and discrete items. The estimated tax rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(f)

For all periods presented, represents the total number of shares of Class A common stock outstanding including all outstanding LLC Units of The Habit Restaurants, LLC as if they were exchanged on a one-for-one basis for Class A common stock (with a corresponding cancellation of shares of our Class B common stock). Diluted earnings per share gives effect during the reporting period to all dilutive potential shares outstanding resulting from employee stock-based awards using the treasury method.